Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name of Company	State or Country of Incorporation

4D Directional Services, L.L.C.	United States, Delaware
Helmerich & Payne (Argentina) Drilling Co.	United States, Oklahoma
Helmerich & Payne (Boulder) Drilling Co.	United States, Oklahoma
Helmerich & Payne (Colombia) Drilling Co.	United States, Oklahoma
Helmerich & Payne del Ecuador, Inc.	United States, Oklahoma
Helmerich & Payne de Venezuela, C.A.	Venezuela
Helmerich & Payne Equatorial Guinea, S.A.R.L.	Equatorial Guinea*
Helmerich & Payne International Drilling Co.	United States, Delaware
Helmerich & Payne Rasco, Inc.	United States, Oklahoma
Helmerich and Payne Mexico Drilling, S. De R.L. de C.V.	Mexico
Helmerich and Payne Technologies Private Limited	India
Magnetic Variation Services, LLC	United States, Colorado
Motive Drilling Technologies, Inc.	United States, Delaware
Motive Drilling Technologies Canada, Inc.	Canada, Alberta
Surcon, Ltd.	United States, Colorado
TerraVici Drilling Solutions, Inc.	United States, Delaware
The Space Center, Inc.	United States, Oklahoma
Helmerich & Payne Properties, Inc.	United States, Oklahoma
Utica Resources Co.	United States, Oklahoma
Utica Square Shopping Center, Inc.	United States, Oklahoma
White Eagle Assurance Company	United States, Vermont

Unless otherwise indicated, all subsidiaries are 100% owned by the indicated parent entity.

*    Helmerich & Payne Rasco, Inc. holds 65% of the share capital of Helmerich & Payne Equatorial Guinea, S.A.R.L.